Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
April 30, 2025	Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Growth in First Quarter 2025 Net Earnings of 43.2%

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, April 30, 2025) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.81 for the three months ended March 31, 2025, compared to $0.57 per share in the fourth quarter of 2024 and $0.48 per share in the same quarter last year. Net income for the first quarter totaled $4.7 million, compared to $3.3 million in the prior quarter and $2.8 million in the first quarter of 2024. For the three months ended March 31, 2025, the return on average assets was 1.21%, the return on average equity was 13.71% and the efficiency ratio(1) was 64.1%.

First Quarter 2025 Performance Highlights

●	Loan growth totaled $22.6 million or an annualized increase of 8.7% over the prior quarter.
●	Net interest margin improved 25 basis points to 3.76% compared to 3.51% in prior quarter.
●	Deposits increased $42.3 million, or 3.3%, from the same quarter last year and $7.1 million, or 2.2%, from prior quarter.
●	Other borrowed funds decreased $11.8 million compared to the prior quarter.
●	Non-interest expenses declined $1.1 million compared to the prior quarter.
●	Credit quality remained stable with net charge-offs totaling $23,000 in the first quarter.
●	Ratio of equity to assets increased to 9.04% this quarter.

In making this announcement, Abby Wendel, President and Chief Executive Officer of Landmark, commented, “I am pleased to report strong growth in net income this quarter driven by growth in net interest income, lower expenses and excellent credit quality. We continued to experience solid loan demand in the first quarter 2025, especially for commercial real estate and residential mortgage loans. In the first quarter 2025, total gross loans increased by $22.6 million or 8.7% (annualized) with growth in most loan categories. Total deposits also increased in the first quarter by $7.1 million, exceeding the typical seasonal decline in money market and interest checking accounts. Over the last two quarters, deposits have increased over $60 million. Other borrowed funds declined by $11.8 million, which reduced interest expense and improved our net interest margin. Growth in our balance sheet, plus the shift in our funding position led to net interest income growth of 22.1% over the previous year and net interest margin expansion of 25 basis points to 3.76%. Non-interest expense also declined this quarter by $1.1 million compared to the prior quarter. Credit quality remained solid overall with minimal net charge-offs, and no provision for credit losses was taken this quarter. These strong results are a tribute to the associates who work hard every day to make Landmark the bank of choice for our customers and stockholders.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid June 4, 2025, to common stockholders of record as of the close of business on May 21, 2025.

Management will host a conference call to discuss the Company’s financial results at 9:30 a.m. (Central time) on Thursday, May 1, 2025. Investors may participate via telephone by dialing (833) 470-1428 and using access code 866149. A replay of the call will be available through May 8, 2025, by dialing (866) 813-9403 and using access code 282640.

Net Interest Income

Net interest income in the first quarter of 2025 amounted to $13.1 million representing an increase of $720,000, or 5.8%, compared to the previous quarter. The increase in net interest income resulted from a combination of both higher interest income on loans and lower interest expense on deposits and other borrowed funds (FHLB, repurchase agreements and other debt). Net interest margin increased to 3.76% during the first quarter from 3.51% during the prior quarter. Compared to the previous quarter, interest income on loans increased $440,000 to $16.4 million due to higher average balances combined with higher yields on loans. Average loan balances increased $38.4 million, while the average tax-equivalent yield on the loan portfolio increased 6 basis points to 6.34%. Interest on investment securities declined slightly due to lower balances, partially offset by higher earning rates. Compared to the fourth quarter of 2024, interest on deposits decreased $114,000, or 2.1%, due to lower rates as average interest-bearing deposit balances increased by $34.8 million. Interest on other borrowed funds declined by $216,000, due to lower rates and average balances. The average rate on interest-bearing deposits decreased 8 basis points to 2.17% while the average rate on other borrowed funds decreased 15 basis points to 5.09% in the first quarter.

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

Non-Interest Income

Non-interest income totaled $3.4 million for the first quarter of 2025, a decrease of $13,000 from the previous quarter. The decrease in non-interest income during the first quarter of 2025 was primarily due to a $704,000 decline in bank owned life insurance income relating to one-time benefits recorded in the fourth quarter, coupled with a $322,000 decline in fees and service charges relating to lower deposit related fee income, partially due to fewer days in the quarter. Partially offsetting those declines was a $1.0 million loss on the sales of lower yielding investment securities in the fourth quarter of 2024, compared to a loss of only $2,000 in the first quarter of 2025.

Non-Interest Expense

During the first quarter of 2025, non-interest expense totaled $10.8 million, a decrease of $1.1 million compared to the prior quarter. The decrease in non-interest expense was primarily due to decreases of $350,000 in other non-interest expense, $298,000 in occupancy and equipment and $298,000 in professional fees. The decreases in other non-interest expenses and occupancy and equipment were primarily related to branch closures in 2024 and associated cost savings in 2025. The decrease in professional fees this quarter was primarily due to higher consulting costs in the prior quarter related to several initiatives.

Income Tax Expense (Benefit)

Landmark recorded income tax expense of $1.0 million in the first quarter of 2025 compared to an income tax benefit of $886,000 in the fourth quarter of 2024. The effective tax rate was 17.8% in the first quarter of 2025. The fourth quarter of 2024 included the recognition of $1.0 million of previously unrecognized tax benefits, which significantly reduced the effective tax rate.

Balance Sheet Highlights

As of March 31, 2025, gross loans totaled $1.1 billion, an increase of $22.6 million, or 8.7% annualized since December 31, 2024. During the quarter, loan growth was primarily comprised of commercial real estate (growth of $14.4 million), one-to-four family residential real estate (growth of $3.4 million) and construction and land loans (growth of $3.3 million). Investment securities decreased $16.5 million during the first quarter of 2025 mainly due to maturities. Pre-tax unrealized net losses on the investment securities portfolio decreased from $20.9 million at December 31, 2024, to $17.1 million at March 31, 2025, mainly due to lower market rates for these securities at March 31, 2025.

Period end deposit balances increased $7.1 million to $1.3 billion at March 31, 2025. The increase in deposits was driven by increases in non-interest-bearing demand deposits (increase of $16.9 million), certificates of deposit (increase of $10.0 million) and savings (increase of $3.7 million), partially offset by a decline in money market and checking accounts (decrease of $23.5 million). The decrease in money market and checking accounts was mainly driven by a seasonal decline in public fund deposit account balances. Total borrowings decreased $11.8 million during the first quarter 2025. At March 31, 2025, the loan to deposits ratio was 79.5% compared to 78.2% in the prior quarter.

Stockholders’ equity increased to $142.7 million (book value of $24.69 per share) as of March 31, 2025, from $136.2 million (book value of $23.59 per share) as of December 31, 2024. The increase in stockholders’ equity was due mainly to a decrease in accumulated other comprehensive losses (lower unrealized net losses on investment securities) along with net earnings from the quarter. The ratio of equity to total assets increased to 9.04% on March 31, 2025, from 8.65% on December 31, 2024.

The allowance for credit losses totaled $12.8 million, or 1.19% of total gross loans on March 31, 2025, compared to $12.8 million, or 1.22% of total gross loans on December 31, 2024. Net loan charge-offs totaled $23,000 in the first quarter of 2025, compared to $219,000 during the fourth quarter of 2024. No provision for credit losses on loans was recorded in the first quarter of 2025 compared to a provision of $1.5 million recorded in the fourth quarter of 2024.

Non-performing loans totaled $13.3 million, or 1.24% of gross loans, at March 31, 2025, compared to $13.1 million, or 1.25% of gross loans, at December 31, 2024. Loans 30-89 days delinquent totaled $10.0 million, or 0.93% of gross loans, as of March 31, 2025, compared to $6.2 million, or 0.59% of gross loans, as of December 31, 2024.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto; (ii) changes in local, state and federal laws, regulations and governmental policies concerning the Company’s general business, including changes in interpretation or prioritization of such laws, regulations and policies; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) effects on the U.S. economy resulting from the threat or implementation of, or changes to, existing policies and executive orders, including tariffs, immigration policy, regulatory and other governmental agencies, foreign policy and tax regulations; (x) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including ongoing conflicts in the Middle East and the Russian invasion of Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, concentration large loans to certain borrowers, and large deposits from certain clients (including commercial real estate loans); (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxvi) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxvii) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Assets
Cash and cash equivalents	$21,881	$20,275	$21,211	$23,889	$16,468
Interest-bearing deposits at other banks	3,973	4,110	4,363	4,881	4,920
Investment securities available-for-sale, at fair value:
U.S. treasury securities	58,424	64,458	83,753	89,325	93,683
Municipal obligations, tax exempt	101,812	107,128	112,126	114,047	118,445
Municipal obligations, taxable	70,614	71,715	75,129	74,588	75,371
Agency mortgage-backed securities	125,142	129,211	140,004	142,499	149,777
Total investment securities available-for-sale	355,992	372,512	411,012	420,459	437,276
Investment securities held-to-maturity	3,701	3,672	3,643	3,613	3,584
Bank stocks, at cost	6,225	6,618	7,894	9,647	7,850
Loans:
One-to-four family residential real estate	355,632	352,209	344,380	332,090	312,833
Construction and land	28,645	25,328	23,454	30,480	24,823
Commercial real estate	359,579	345,159	324,016	318,850	323,397
Commercial	190,881	192,325	181,652	178,876	181,945
Agriculture	101,808	100,562	91,986	84,523	86,808
Municipal	7,082	7,091	7,098	6,556	5,690
Consumer	31,297	29,679	29,263	29,200	28,544
Total gross loans	1,074,924	1,052,353	1,001,849	980,575	964,040
Net deferred loan (fees) costs and loans in process	(426)	(307)	(63)	(583)	(578)
Allowance for credit losses	(12,802)	(12,825)	(11,544)	(10,903)	(10,851)
Loans, net	1,061,696	1,039,221	990,242	969,089	952,611
Loans held for sale, at fair value	2,997	3,420	3,250	2,513	2,697
Bank owned life insurance	39,329	39,056	39,176	38,826	38,578
Premises and equipment, net	19,886	20,220	20,976	20,986	20,696
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	2,426	2,578	2,729	2,900	3,071
Mortgage servicing rights	3,045	3,061	3,041	2,997	2,977
Real estate owned, net	167	167	428	428	428
Other assets	24,894	26,855	23,309	28,149	29,684
Total assets	$1,578,589	$1,574,142	$1,563,651	$1,560,754	$1,553,217

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	368,480	351,595	360,188	360,631	364,386
Money market and checking	613,459	636,963	565,629	546,385	583,315
Savings	149,223	145,514	145,825	150,996	154,000
Certificates of deposit	204,660	194,694	203,860	192,470	191,823
Total deposits	1,335,822	1,328,766	1,275,502	1,250,482	1,293,524
FHLB and other borrowings	48,767	53,046	92,050	131,330	74,716
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	6,256	13,808	9,528	8,745	15,895
Accrued interest and other liabilities	23,442	20,656	25,229	20,292	20,760
Total liabilities	1,435,938	1,437,927	1,423,960	1,432,500	1,426,546
Stockholders’ equity:
Common stock	58	58	55	55	55
Additional paid-in capital	95,148	95,051	89,532	89,469	89,364
Retained earnings	60,422	56,934	60,549	57,774	55,912
Treasury stock, at cost	-	-	(396)	(330)	(249)
Accumulated other comprehensive loss	(12,977)	(15,828)	(10,049)	(18,714)	(18,411)
Total stockholders’ equity	142,651	136,215	139,691	128,254	126,671
Total liabilities and stockholders’ equity	$1,578,589	$1,574,142	$1,563,651	$1,560,754	$1,553,217

LANDMARK BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2025	2024	2024
Interest income:
Loans	$16,395	$15,955	$14,490
Investment securities:
Taxable	2,180	2,210	2,428
Tax-exempt	719	738	764
Interest-bearing deposits at banks	48	49	63
Total interest income	19,342	18,952	17,745
Interest expense:
Deposits	5,236	5,350	5,457
FHLB and other borrowings	565	737	1,022
Subordinated debentures	357	389	412
Repurchase agreements	65	77	107
Total interest expense	6,223	6,553	6,998
Net interest income	13,119	12,399	10,747
Provision for credit losses	-	1,500	300
Net interest income after provision for credit losses	13,119	10,899	10,447
Non-interest income:
Fees and service charges	2,388	2,710	2,461
Gains on sales of loans, net	562	522	512
Bank owned life insurance	272	976	245
Losses on sales of investment securities, net	(2)	(1,031)	-
Other	138	194	182
Total non-interest income	3,358	3,371	3,400
Non-interest expense:
Compensation and benefits	6,154	6,264	5,532
Occupancy and equipment	1,252	1,550	1,390
Data processing	396	452	481
Amortization of mortgage servicing rights and other intangibles	239	240	412
Professional fees	745	1,043	647
Valuation allowance on real estate held for sale	-	-	129
Other	1,975	2,325	1,960
Total non-interest expense	10,761	11,874	10,551
Earnings before income taxes	5,716	2,396	3,296
Income tax expense (benefit)	1,015	(886)	518
Net earnings	$4,701	$3,282	$2,778

Net earnings per share (1)
Basic	$0.81	$0.57	$0.48
Diluted	0.81	0.57	0.48
Dividends per share (1)	0.21	0.20	0.20
Shares outstanding at end of period (1)	5,778,610	5,775,198	5,747,560
Weighted average common shares outstanding - basic (1)	5,777,593	5,775,227	5,743,452
Weighted average common shares outstanding - diluted (1)	5,814,650	5,789,764	5,748,595

Tax equivalent net interest income	$13,291	$12,574	$10,925

(1)	Share and per share values at or for the periods ended March 31, 2024 and December 31, 2024 have been adjusted to give effect to the 5% stock dividend paid during December 2024.

LANDMARK BANCORP, INC. AND SUBSIDIARIES
Select Ratios and Other Data (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2025	2024	2024
Performance ratios:
Return on average assets (1)	1.21%	0.83%	0.72%
Return on average equity (1)	13.71%	9.54%	8.88%
Net interest margin (1)(2)	3.76%	3.51%	3.12%
Effective tax rate	17.8%	-37.0%	15.7%
Efficiency ratio (3)	64.1%	70.8%	72.1%
Non-interest income to total income (3)	20.4%	25.0%	24.1%

Average balances:
Investment securities	$377,845	$409,648	$456,933
Loans	1,048,585	1,010,153	945,737
Assets	1,574,295	1,568,821	1,555,662
Interest-bearing deposits	979,787	944,969	935,417
FHLB and other borrowings	48,428	57,507	72,618
Subordinated debentures	21,651	21,651	21,651
Repurchase agreements	8,634	12,212	14,371
Stockholders’ equity	$139,068	$136,933	$125,846

Average tax equivalent yield/cost (1):
Investment securities	3.29%	3.03%	2.96%
Loans	6.34%	6.28%	6.16%
Total interest-bearing assets	5.53%	5.34%	5.11%
Interest-bearing deposits	2.17%	2.25%	2.35%
FHLB and other borrowings	4.73%	5.10%	5.66%
Subordinated debentures	6.69%	7.15%	7.65%
Repurchase agreements	3.05%	2.51%	2.99%
Total interest-bearing liabilities	2.38%	2.52%	2.70%

Capital ratios:
Equity to total assets	9.04%	8.65%	8.16%
Tangible equity to tangible assets (3)	6.99%	6.58%	6.01%
Book value per share	$24.69	$23.59	$22.04
Tangible book value per share (3)	$18.66	$17.53	$15.87

Rollforward of allowance for credit losses (loans):
Beginning balance	$12,825	$11,544	$10,608
Charge-offs	(108)	(246)	(141)
Recoveries	85	27	134
Provision for credit losses for loans	-	1,500	250
Ending balance	$12,802	$12,825	$10,851

Allowance for unfunded loan commitments	$150	$150	$300

Non-performing assets:
Non-accrual loans	$13,280	$13,115	$3,621
Accruing loans over 90 days past due	-	-	-
Real estate owned	167	167	428
Total non-performing assets	$13,447	$13,282	$4,049

Loans 30-89 days delinquent	$9,977	$6,201	$4,064

Other ratios:
Loans to deposits	79.48%	78.21%	73.64%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.93%	0.59%	0.42%
Total non-performing loans to gross loans outstanding	1.24%	1.25%	0.38%
Total non-performing assets to total assets	0.85%	0.84%	0.26%
Allowance for credit losses to gross loans outstanding	1.19%	1.22%	1.13%
Allowance for credit losses to total non-performing loans	96.40%	97.79%	299.67%
Net loan charge-offs to average loans (1)	0.01%	0.09%	0.00%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES
Non-GAAP Finacials Measures (unaudited)

	As of or for the
(Dollars in thousands, except per share amounts)	three months ended,
	March 31,	December 31,	March 31,
	2025	2024	2024

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$10,761	$11,874	$10,551
Less: foreclosure and real estate owned expense	(50)	(13)	(50)
Less: amortization of other intangibles	(152)	(151)	(170)
Less: valuation allowance on real estate held for sale	-	-	(129)
Adjusted non-interest expense (A)	10,559	11,710	10,202

Net interest income (B)	13,119	12,399	10,747

Non-interest income	3,358	3,371	3,400
Less: losses on sales of investment securities, net	2	1,031	-
Less: gains on sales of premises and equipment and foreclosed assets	-	(273)	9
Adjusted non-interest income (C)	$3,360	$4,129	$3,409

Efficiency ratio (A/(B+C))	64.1%	70.8%	72.1%
Non-interest income to total income (C/(B+C))	20.4%	25.0%	24.1%

Total stockholders’ equity	$142,651	$136,215	$126,671
Less: goodwill and other intangible assets	(34,803)	(34,955)	(35,448)
Tangible equity (D)	$107,848	$101,260	$91,223

Total assets	$1,578,589	$1,574,142	$1,553,217
Less: goodwill and other intangible assets	(34,803)	(34,955)	(35,448)
Tangible assets (E)	$1,543,786	$1,539,187	$1,517,769

Tangible equity to tangible assets (D/E)	6.99%	6.58%	6.01%

Shares outstanding at end of period (F)	5,778,610	5,775,198	5,747,560

Tangible book value per share (D/F)	$18.66	$17.53	$15.87